Exhibit 99.1

American Software Reports Preliminary Third Quarter of Fiscal Year 2017 Results

ATLANTA--(BUSINESS WIRE)--February 23, 2017--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal 2017.

Key third quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 47% to $4.9 million as of the quarter ended January 31, 2017 compared to $3.3 million as of the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $2.6 million a 63% increase when compared to approximately $1.6 million as of the same period last year and other cloud services ACV of $2.3 million a 35% increase when compared to $1.7 million as of the same period last year.
  Total revenues for the quarter ended January 31, 2017 were $26.4 million, a decrease of 2% over the comparable period last year.
  Software license revenues for the quarter ended January 31, 2017 were $4.0 million, a decrease of 22% compared to the same period last year.
  Services and other revenues for the quarter ended January 31, 2017 were $11.8 million compared to $11.8 million for the same period last year.
  Maintenance revenues for the quarter ended January 31, 2017 increased 4% to $10.7 million compared to $10.2 million for the same period last year.
  Operating earnings for the quarter ended January 31, 2017 were $2.5 million compared to $2.5 million the same period last year.
  GAAP net earnings for the quarter ended January 31, 2017 increased 6% to $2.2 million or $0.08 per fully diluted share compared to $2.1 million or $0.07 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2017, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles were $2.7 million or $0.09 per fully diluted share compared to $1.8 million or $0.06 per fully diluted share for the same period last year, which excluded non-cash stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments.
  EBITDA increased by 14% to $4.5 million for the quarter ended January 31, 2017 compared to $3.9 million for the quarter ended January 31, 2016.
  Adjusted EBITDA increased 11% to $4.8 million for the quarter ended January 31, 2017 compared to $4.3 million for the quarter ended January 31, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2017 year to date financial highlights:

  Total revenues for the nine months ended January 31, 2017 decreased 6% to $80.0 million compared to $85.0 million the same period last year.
  Software license fees for the nine months ended January 31, 2017 decreased 24% to $11.7 million compared to $15.5 million the same period last year.
  Services and other revenues for the nine months ended January 31, 2017 decreased 7% to $36.4 million compared to $39.1 million the same period last year.
  Maintenance revenues for the nine months ended January 31, 2017 were $31.9 million, a 5% increase compared to $30.4 million the same period last year.
  For the nine months ended January 31, 2017, the Company reported operating earnings of approximately $4.8 million compared to $9.7 million for the same period last year, a 50% decrease over the same period last year.
  GAAP net earnings were approximately $4.3 million or $0.15 per fully diluted share for the nine months ended January 31, 2017, a 38% decrease compared to $6.8 million or $0.24 per fully diluted share for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2017, which excludes stock-based compensation expense and amortization of acquisition-related intangibles decreased 22% to $5.6 million or $0.19 per fully diluted share, compared to $7.2 million or $0.25 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses, acquisition-related amortization of intangibles and discrete tax adjustments.
  Adjusted EBITDA decreased 27% to $11.0 million for the nine months ended January 31, 2017 compared to $15.1 million for the nine months ended January 31, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The Company is including ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

The overall financial condition of the Company remains strong, with cash and investments of approximately $79.3 million and no debt as of January 31, 2017. During the third quarter, the Company paid approximately $3.2 million in shareholder dividends.

Subsequent to the end of the third quarter, the Company divested excess real estate, amounting to approximately 40% of our land holdings, for approximately $13.4 million. The after-tax gain of approximately $7.9 million will be recorded in the fourth quarter of fiscal 2017.

“As a result of more customers leveraging our SaaS and Cloud Services offerings, we are pleased to report a significant 47% increase in Cloud Services ACV when compared to the same quarter in the prior year. While this transition to SaaS is important, we continue to offer our customers the choice of both subscription and perpetual license options to support their strategic goals. Based on each customer’s choice, our license fee revenue recognition will continue to fluctuate quarter-to-quarter, but we anticipate that deployment preferences over the long-term will be dominated by SaaS subscriptions which will provide the Company with a more predictable revenue flow,” stated Mike Edenfield, president and CEO of American Software. “We remain optimistic about our fourth quarter and overall fiscal year 2017 performance despite the continued global macro-economic sluggishness which has impacted fiscal year 2017 and may introduce additional uncertainty into future revenue streams.”

Additional highlights for the third quarter of fiscal 2017 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the third quarter include: A. Schulman, Bob’s Discount Furniture, CooperVision, DynoNobel, The Gem Group, Impact Confections, Sandvik, Sopal S.A., Stallergens Greer, and Taylor Farms.
  During the quarter, software license agreements were signed with customers located in the following eight countries: Australia, Canada, Finland, Mexico, Sweden, Tunisia, the United Kingdom and the United States.
  Logility Inc., a wholly-owned subsidiary of the Company, announced Sensient Colors, the global leader in food and beverage color, achieved significant benefits since deploying Logility Voyager Solutions™, including improved visibility across the organization, a double-digit increase in forecast accuracy, and improved service levels through closer collaboration with its customers.
  Logility announced Nebraska Furniture Mart, a complete one-stop retailer of furniture, appliances, electronics and flooring, achieved significant benefits with Logility Voyager Solutions. Through the use of Logility’s integrated supply chain platform, Nebraska Furniture Mart improved forecast accuracy and customer service while optimizing the company’s freight operations and fostering increased collaboration with partners and vendors.
  Logility and APICS hosted a webcast, Vista Outdoor Zooms in on S&OP, which featured Angie Taylor, Vista Outdoor, and Karin Bursa, Logility. This event discussed how Vista Outdoor established a robust and repeatable Sales and Operations Planning (S&OP) process to support their growing global portfolio of outdoor sports and recreation products.
  Logility sponsored the Innovation Enterprise: S&OP Innovation Summit and invited attendees to the Brightstar session, Planning for Multiple Supply Chains. The summit was located at the Planet Hollywood Resort & Casino in Las Vegas, January 25 – 26, 2017.
  NGC Software, a wholly-owned subsidiary of the Company, announced that Strategic Partners, a leading designer, manufacturer and distributor of high-quality uniforms, footwear and accessories, implemented NGC’s Fashion PLM and Supply Chain Management software, including NGC solutions such as Testing and Compliance and Advanced Quality Module.

Company & Technology

  NGC Software announced the availability of its Advanced Quality Module. The new tablet-based software and application allows quality control managers to easily conduct quality audits at the manufacturing facility. As a result, retailers and brands can identify problems sooner, fix them at the factory before products ship, and reduce the risk of cancellations or chargebacks by improving product quality.
  Logility announced Connections, its global customer conference, will be held at the Omni Atlanta Hotel at CNN Center, March 13 – 15, 2017.
  Logility sponsored BRP’s 2016 Merchandise Planning Survey. The annual research highlighted key trends and developments in merchandise planning and allocation to help retailers compare their current processes, capabilities and future plans with retail industry peers. Additionally, the research outlined best practices that help generate a competitive advantage in today’s changing marketplace.
  Logility announced the company was named a retail Top 20 Software Vendor in the 16th annual RIS News Software LeaderBoard. Determined by a customer satisfaction survey and analysis of other publicly available information, The LeaderBoard highlighted Logility’s leadership in several categories including Customer Satisfaction for Broad Suite Vendors, Customer Satisfaction for Apparel Vendors, Ease of Installation and Integration, Ease of Administration, Quality of Support, Quality of Service, and Leaders in Recommendation.
  Logility and Demand Management, a wholly-owned subsidiary of Logility, were each selected as a Food Logistics FL100 Top Software and Technology Provider. This marks the 13th consecutive year Logility was named a FL100 recipient and the eighth year for Demand Management. The recognition highlights each company’s ability to deliver the solutions and services food and beverage companies require to drive efficient operations.
  Manufacturing Tech Insights named Demand Management a 2016 Top 10 Shop Floor Management Solution Provider and a 2017 Top 10 SCM Solution Provider. These annual lists recognize solution providers who are at the forefront of tackling the challenges today's organizations face as they implement forward-thinking processes.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features an advanced analytics architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use software-as-a-service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP, and shop floor control software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
Revenues:
License	$3,959	$5,048	(22%)	$11,726	$15,487	(24%)
Services & other	11,815	11,801	0%	36,385	39,109	(7%)
Maintenance	10,667	10,246	4%	31,909	30,427	5%
Total Revenues	26,441	27,095	(2%)	80,020	85,023	(6%)

Cost of Revenues:
License	2,081	1,846	13%	5,510	5,775	(5%)
Services & other	8,061	9,181	(12%)	26,159	28,555	(8%)
Maintenance	2,250	2,461	(9%)	7,489	6,872	9%
Total Cost of Revenues	12,392	13,488	(8%)	39,158	41,202	(5%)
Gross Margin	14,049	13,607	3%	40,862	43,821	(7%)
Operating expenses:
Research and development	3,939	3,704	6%	11,813	10,859	9%
Less: capitalized development	(865)	(692)	25%	(2,470)	(2,682)	(8%)
Sales and marketing	4,635	5,269	(12%)	15,307	15,967	(4%)
General and administrative	3,500	2,740	28%	10,682	9,807	9%
Provision for doubtful accounts	-	-	0%	19	-	0%
Amortization of acquisition-related intangibles	385	68	466%	702	204	244%

Total Operating Expenses	11,594	11,089	5%	36,053	34,155	6%
Operating Earnings	2,455	2,518	(3%)	4,809	9,666	(50%)
Interest Income (Expense) & Other, Net	1,025	(194)	nm	1,519	242	528%
Earnings Before Income Taxes	3,480	2,324	50%	6,328	9,908	(36%)
Income Tax Expense	1,237	213	481%	1,985	3,072	(35%)
Net Earnings	$2,243	$2,111	6%	$4,343	$6,836	(36%)
Earnings per common share: (1)
Basic	$0.08	$0.07	14%	$0.15	$0.24	(38%)
Diluted	$0.08	$0.07	14%	$0.15	$0.24	(38%)

Weighted average number of common shares outstanding:
Basic	29,333	28,778		29,136	28,684
Diluted	29,630	29,107		29,447	28,973

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,243	$2,111	6%	$4,343	$6,836	(36%)
Income Tax Expense	1,237	213	481%	1,985	3,072	(35%)
Interest (Income) Expense & Other, Net	(1,025)	194	nm	(1,519)	(242)	528%
Amortization of intangibles	1,848	1,207	53%	4,453	3,603	24%
Depreciation	153	193	(21%)	592	614	(4%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,456	3,918	14%	9,854	13,883	(29%)

Stock-based compensation	333	404	(18%)	1,111	1,212	(8%)
Adjusted EBITDA	$4,789	$4,322	11%	$10,965	$15,095	(27%)

EBITDA , as a percentage of revenues	17%	14%		12%	16%

Adjusted EBITDA , as a percentage of revenues	18%	16%		14%	18%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,243	$2,111	6%	$4,343	$6,836	(36%)
Discrete Tax Adjustments	-	(182)	nm	-	(182)	nm
GA R&D Tax Credit (2)(3)	-	(529)	nm	-	(440)	nm
Amortization of acquisition-related intangibles (2)	248	56	343%	482	141	242%
Stock-based compensation (2)	215	335	(36%)	762	836	(9%)
Adjusted Net Earnings	$2,706	$1,791	51%	$5,587	$7,191	(22%)

Adjusted non-GAAP diluted earnings per share	$0.09	$0.06	50%	$0.19	$0.25	(24%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.08 and $0.15 for the three and nine months ended January 31, 2017, respectively. Diluted per share for Class B shares under the two-class method are $0.07 and $0.24 for the three and nine months ended January 31, 2016, respectively.

(2) - Tax affected using the effective tax rate for the three and nine months period ended January 31, 2017 and 2016.
(3) - The GA R&D tax credit is recorded to General & Administration expense.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2017	2016

Cash and Cash Equivalents	$55,752	$49,004
Short-term Investments	20,804	20,957
Accounts Receivable:
Billed	14,980	17,104
Unbilled	2,415	3,444
Total Accounts Receivable, net	17,395	20,548
Prepaids & Other	4,394	3,586
Current Assets	98,345	94,095

Investments - Non-current	2,715	7,924

PP&E, net	3,321	3,396
Capitalized Software, net	8,324	9,140
Goodwill	19,549	18,749
Other Intangibles, net	3,893	1,858
Other Non-current Assets	826	1,562
Total Assets	$136,973	$136,724

Accounts Payable	$1,263	$1,280
Accrued Compensation and Related costs	2,600	4,349
Dividend Payable	3,261	2,887
Other Current Liabilities	4,948	2,779
Deferred Revenues - Current	28,406	27,999
Current Liabilities	40,478	39,294

Deferred Revenues - Non-current	313	612
Deferred Tax Liability - Non-current	1,039	1,319
Other Long-term Liabilities	70	605
Long-term Liabilities	1,422	2,536

Total Liabilities	41,900	41,830

Shareholders' Equity	95,073	94,894

Total Liabilities & Shareholders' Equity	$136,973	$136,724

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2017	2016

Net cash provided by operating activities	$19,262	$8,465

Capitalized computer software development costs	(2,471)	(2,681)
Purchases of property and equipment, net of disposals	(500)	(481)
Purchase of business, net of cash acquired	(4,441)	-

Net cash used in investing activities	(7,412)	(3,162)

Dividends paid	(9,299)	(8,593)
Payment for accrued acquisition consideration	(200)	(200)
Repurchase of common stock	-	(70)
Excess tax benefits from stock-based compensation	-	231
Proceeds from exercise of stock options	4,397	1,636

Net cash used in financing activities	(5,102)	(6,996)

Net change in cash and cash equivalents	6,748	(1,693)
Cash and cash equivalents at beginning of period	49,004	44,655

Cash and cash equivalents at end of period	$55,752	$42,962

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer